Exhibit 5.1

August 11, 2015

Public Service Company of New Mexico

414 Silver Ave. SW

Albuquerque, New Mexico 87102-3289

Ladies and Gentlemen:

I, as Associate General Counsel, PNM Resources, Inc., am acting as counsel for Public Service Company of New Mexico, a New Mexico corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3 (File No. 333-195979) (the “Registration Statement”), which was filed by the Company with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”) of senior unsecured notes of the Company, and (ii) the issuance by the Company of $250,000,000 aggregate principal amount of the Company’s 3.850% Senior Unsecured Notes due 2025 (the “Notes”), as described in the Company’s Prospectus, dated May 30, 2014 (the “Prospectus”) and Prospectus Supplement, dated August 6, 2015 (the “Prospectus Supplement”). The Registration Statement became effective on May 30, 2014. This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Act.

The Notes are being issued under an indenture dated as of August 1, 1998, as previously supplemented and amended (the “Indenture”), between the Company and MUFG Union Bank, N.A (formerly known as Union Bank, N.A. and ultimate successor to The Chase Manhattan Bank) as trustee (the “Trustee”), as supplemented and amended by the Fifth Supplemental Indenture dated as of August 11, 2015 (the “Fifth Supplemental Indenture”), by and between the Company and the Trustee, and are being offered to the public in accordance with an Underwriting Agreement, dated August 6, 2015 (the “Underwriting Agreement”), among the Company and the Underwriters named on Schedule I thereto. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Registration Statement or the Indenture.

Documents Reviewed

In connection with this opinion letter, I have examined the following documents:

(a)	the Registration Statement;

(b)	the Prospectus;

(c)	the Prospectus Supplement;

(d)	the Indenture;

(e)	the Fifth Supplemental Indenture;

(f)	the global security (No. R-1) dated the date hereof registered in the name of Cede & Co. evidencing $250 million principal amount of Notes; and

(g)	the Underwriting Agreement.

The documents referred to in clauses (d) through (g) above are referred to collectively as the “Subject Documents” and each, individually, as a “Subject Document.”

In addition I have examined and relied upon the following:

(i) a certificate from an assistant secretary of the Company certifying as to (A) true and correct copies of the articles of incorporation and bylaws of the Company (the “Organizational Documents”), (B) a unanimous written consent of the Board of Directors of the Company, dated as of May 13, 2014 authorizing the filing of the Registration Statement; (C) a unanimous written consent of the Board of Directors of the Company, dated as of July 29, 2015 authorizing the issuance and sale of the Notes by the Company; (D) resolutions of the Board of Directors of PNM Resources, Inc., the parent company of the Company (“PNM Resources Board”) adopted at a meeting held on July 14, 2015 approving the issuance of the Notes by the Company; (E) resolutions of the PNM Resources Board adopted at a meeting on April 15, 2008 authorizing the use of a pricing committee of the PNM Resources Board (“Pricing Committee”) for certain transactions, including the issuance of the Notes by the Company; (F) a unanimous written consent dated August 3, 2015 of the Pricing Committee of the PNM Resources Board relating to the issuance and sale of the Notes by the Company, and (G) the incumbency and specimen signature(s) of the individual(s) authorized to execute and deliver the Subject Documents on behalf of the Company;

(ii) a certificate dated July 24, 2015 issued by the New Mexico Secretary of State, attesting to the corporate status and good standing of the Company in the State of New Mexico as well as the Company’s status on the New Mexico Secretary of State’s website as of August 11, 2015; and

(iii) originals, or copies identified to my satisfaction as being true copies, of such other records, documents and instruments as I have deemed necessary for the purposes of this opinion letter.

“Applicable Law” means the law of the State of New Mexico and the relevant laws of the United States.

Assumptions Underlying My Opinions

For all purposes of the opinions expressed herein, I have assumed, without independent investigation, the following:

(a) Factual Matters. To the extent that I have reviewed and relied upon (i) certificates of the Company or authorized representatives thereof and (ii) certificates and assurances from public officials, all of such certificates and assurances are accurate with regard to factual matters.

(b) Signatures. The signatures of individuals who have signed the Subject Documents are genuine and (other than those of individuals signing on behalf of the Company) authorized.

(c) Authentic and Conforming Documents. All documents submitted to me as originals are authentic, complete and accurate, and all documents submitted to me as copies conform to authentic original documents.

(d) Subject Documents Binding on Certain Parties. The Subject Documents and the documents required or permitted to be delivered thereunder are valid and binding obligations enforceable against the parties thereto in accordance with their terms, except no such assumption is made as to the Company.

My Opinions

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, I am of the opinion that:

1. Organizational Status. The Company is a validly existing corporation and is in good standing under the laws of the state of New Mexico.

2. Power and Authority. The Company has the corporate power and authority to issue the Notes and has taken all necessary corporate action to authorize the issuance of the Notes.

Matters Excluded from My Opinions

I express no opinion with respect to the enforceability of any agreement of the Company as may be included in any Subject Document relating to indemnification, contribution or exculpation from costs, expenses or other liabilities or regarding the choice of governing law (other than the enforceability in a court of the State of New Mexico or in a federal court sitting in the State of New Mexico and applying New Mexico law to any such agreement that the laws of the State of New Mexico shall govern).

Qualifications and Limitations Applicable to My Opinions

The opinions set forth above are subject to the following qualifications and limitations:

(a) Applicable Law. My opinions are limited to the Applicable Law, except that I express no opinion as to the effect of the securities or blue sky laws of any state (including, without limitation, the State of New Mexico), municipal law or the laws of any agencies within any state (including, without limitation, the State of New Mexico), and I do not express any opinion concerning any other law.

(b) Equitable Principles. My opinions are subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing.

Miscellaneous

The foregoing opinion is being furnished only for the purpose referred to in the first paragraph of this opinion letter. My opinions are based on statutes, regulations and administrative and judicial interpretations which are subject to change. I undertake no responsibility to update or supplement these opinions subsequent to the date hereof. I hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and the incorporation of this opinion by reference in the Registration Statement and to references to me under the heading “Legal Matters” in the Registration Statement and in the Prospectus Supplement relating to the Notes. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ LEONARD D. SANCHEZ

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